Exhibit 4.6

FIRST SUPPLEMENTAL INDENTURE
FIRST SUPPLEMENTAL INDENTURE (this “Supplemental Indenture”), dated as of August 4, 2025, between INNOVATE Corp. (f/k/a HC2 Holdings, Inc.), a Delaware corporation (the “Company”), and U.S. Bank Trust Company, National Association, as trustee under the Indenture referred to below (the “Trustee”).
W I T N E S S E T H
WHEREAS, the Company has heretofore executed and delivered to the Trustee an indenture (the “Indenture”), dated as of February 1, 2021 providing for the issuance of 7.5% Convertible Senior Notes due 2026 (the “Notes”);
WHEREAS, Section 14.02 of the Indenture provides that, subject to certain exceptions inapplicable hereto, the Company may execute and deliver to the Trustee a supplemental indenture to amend the Indenture with the consent of the Holders of not less than a majority in Principal Amount of the outstanding Notes (the “Requisite Holders”) for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of the Indenture or of modifying in any manner the rights of the Holders under the Indenture;
WHEREAS, the Company has obtained the consent of the Requisite Holders to the amendments to the Indenture set forth in Article 2 herein (the “Proposed Amendments”);
WHEREAS, as evidenced by the Officer’s Certificate delivered to the Trustee by the Company on the date hereof, pursuant to Section 14.03 of the Indenture, the Requisite Holders as of the date hereof have consented to the Proposed Amendments in accordance with the provisions of the Indenture;
WHEREAS, pursuant to Section 14.03 of the Indenture, the Trustee has received an Officer’s Certificate and an Opinion of Counsel from the Company and is authorized to execute and deliver this Supplemental Indenture; and
WHEREAS, all conditions necessary to authorize the execution and delivery of this Supplemental Indenture and make it a valid and binding obligation of the Company, in accordance with its terms, have been done, performed or waived.
NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the Company and the Trustee covenant and agree for the equal and ratable benefit of the Holders of the Notes as follows:
ARTICLE 1.
DEFINITIONS
Section 1.01     Capitalized Terms. Capitalized terms used herein without definition shall have the meanings assigned to them in the Indenture.

ARTICLE 2.
AMENDMENTS
Section 2.01    Amendments. Pursuant to the terms of the Agreements, the Indenture is hereby amended as follows:
a)    Article 4. Particular Covenants of the Company. The Indenture is hereby amended to delete each of the following sections in their entirety and, in the place of each such section, insert the phrase “[Intentionally Omitted]”. Any and all references to such sections, any and all obligations thereunder, and any event of default related solely to the following sections are hereby deleted throughout the Indenture, and such sections and references shall be of no further force or effect:
•Section 4.02 (Maintenance of Office or Agency);
•Section 4.08 (Rule 144A Information Requirement);
•Section 4.09 (Resale of Certain Notes);
•Section 4.10 (Commission Filings and Reports);
•Section 4.14 (Stay; Extension and Usury Laws);
•Section 4.15 (Compliance Certificate); and
•Section 4.16 (Anti-layering Covenant).
b)    Article 9. Events of Default; Remedies. The Indenture is hereby amended to delete each of the following sections in their entirety and, in place of each such section, insert the phrase “[Intentionally Omitted]”. Any and all references to such sections, any and all obligations thereunder, and any event of default related solely to the following sections are hereby deleted throughout the Indenture, and such sections and references shall be of no further force or effect:
•Section 9.01(f), 9.01(g), 9.01(h), 9.01(i) and 9.01(j) (Events of Default).
Additionally, the Indenture is hereby amended to delete the first sentence of Section 9.02(a) in its entirety and to replace the first sentence of Section 9.02(a) with the following:

“If an Event of Default (other than as otherwise provided in Section 9.03) occurs and is continuing, then and in every such case the Trustee or the Holders of not less than 90% in aggregate Principal Amount of the outstanding Notes may declare 100% of the Principal Amount plus accrued and unpaid interest on all the outstanding Notes to be due and payable immediately, by a notice in writing to the Company (and to the Trustee if given by Holders), and upon any such declaration such Principal Amount plus accrued and unpaid interest shall become immediately due and payable.”

c)    Article 10. Merger, Consolidation or Sale of Assets. The Indenture is hereby amended to delete Section 10.01 in its entirety and to replace Section 10.01 with the following:

“        Section 10.01 Company May Consolidate, etc., only on Certain Terms. The Company shall not, consolidate or merge with or into, or sell, lease or otherwise transfer, in one transaction or a series of transactions, all or substantially all of Company’s or a the Company’s subsidiaries’ assets, taken as a whole, to another person (a “Business Combination Event”), unless the resulting, surviving, or transferee person is the Company, or if not the Company, expressly assumes (by executing and delivering to the trustee, at or before the effective time of such Business Combination Event,) an indenture supplemental hereto all obligations of the Company under this Indenture and the Notes.

At the effective time of a Business Combination Event that complies with the provisions in this Section 10.01, the Successor Corporation will succeed to, and may exercise every right and power of, the Company under this Indenture and the Notes.”
ARTICLE 3.
MISCELLANEOUS
Section 3.01     Governing Law. THIS SUPPLEMENTAL INDENTURE, AND ANY CLAIM, CONTROVERSY OR DISPUTE ARISING UNDER OR RELATED TO THIS SUPPLEMENTAL INDENTURE, SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.
Section 3.02    Severability. In case any provision in this Supplemental Indenture is invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions will not in any way be affected or impaired thereby.
Section 3.03    Counterparts. The parties may sign any number of copies of this Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement. The exchange of copies of this Supplemental Indenture and of signature pages by facsimile or PDF transmission shall constitute effective execution and delivery of this Supplemental Indenture as to the parties hereto and may be used in lieu of the original Supplemental Indenture and signature pages for all purposes.
Section 3.04    Effect of Headings. The Section headings herein are for convenience only and shall not affect the construction hereof.
Section 3.05    The Trustee. The Trustee shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this Supplemental Indenture or for or in respect of the recitals contained herein, all of which recitals are made solely by the Company and not by the Trustee, and all of the provisions contained in the Indenture in respect of the rights, privileges, immunities, powers and duties of the Trustee shall be applicable in respect of this Supplemental Indenture as fully and with like effect as if set forth herein in full.
Section 3.06    Effectiveness. This Supplemental Indenture shall become effective upon execution by the parties hereto; provided, however, that the amendments set forth in Article 2 (the “Amendments”) of this Supplemental Indenture shall not become operative unless and until the date on which an Officer’s Certificate is delivered to the Trustee by the Company according to which the Notes of at least the Requisite Holders have been accepted for exchange by the Company pursuant to the private exchanges made in accordance with the Exchange Agreements, each dated July 17, 2025, by and between the Company and each investor party thereto.
* * *

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed and attested, all as of the date first above written.

INNOVATE Corp.

By:	/s/ Michael J. Sena
Name:	Michael J. Sena
Title:	Chief Financial Officer

U.S. Bank Trust Company, National Association

By:	/s/Brandon Bonfig
Name:	Brandon Bonfig
Title:	Vice President

[Signature Page to First Supplemental Indenture]